Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 15, 2011

B:8.75"
T:7.875"
L:7"

COMMODITIES CURRENCIES FIXED INCOME EQUITIES

iPath®



THIS IS A SPADE.

IT USES LEVERAGE TO MOVE EARTH.

WE CALL IT A SPADE.

BECAUSE IT'S A SPADE.

SO WHAT DO YOU CALL A LEVERAGED ETN?

Leverage that is locked in from point of purchase.
With no tracking error.
And no resets.
We call it an iPath® leveraged ETN.
No kidding.

www.iPathETN.com/leveraged

EMLB iPath® Long Enhanced MSCI Emerging Markets Index ETN	**SFLA** iPath® Long Extended S&P 500® TR Index ETN	**MFLA** iPath® Long Enhanced MSCI EAFE® Index ETN
EMSA iPath® Short Enhanced MSCI Emerging Markets Index ETN	**SFSA** iPath® Short Extended S&P 500® TR Index ETN	**MFSA** iPath® Short Enhanced MSCI EAFE® Index ETN

BARCLAYS

Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN's fees. One cannot invest directly in an index.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable prospectus. In particular, leverage increases the sensitivity of the iPath ETNs to positive and negative changes in the value of the applicable underlying index. For "long" iPath ETNs, any decrease in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption. For "short" iPath ETNs, any increase in the level of the applicable index will result in a significantly greater decrease in the repayment amount at maturity or redemption.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are speculative and may exhibit high volatility.

"Standard & Poor's®," "S&P®," "S&P 500®" and "500" are trademarks of Standard & Poor's Financial Services LLC ("S&P") and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

The MSCI indexes are the exclusive property of MSCI, Inc. ("MSCI"). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0373-0611

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

T:10.5"
L:9.5"
B:11.25"

TYPOGRAPHY
Headline: 28/14 pt
Body copy: 7.6 pt
Ticker symbol: 7.5 pt
Ticker description: 6.8 pt
Large legal: 8 pt
Small legal: 6 pt
Legal color: 75% K

approval signoff: PF ____ CD ____ TM ____ AD ____ PR ____ AB ____ CW ____ AE ____ QC ____

job name: Leveraged Equities
media type: Magazine
media unit: Page
b/w or color: 4/C

file name: BRCL1006_A.indd
studio artist: Studio MacPro (Stephan Alm)
date: 5-31-2011 4:59 PM
rounds: 4 collects: 0

client: iPath
job #: BRCL-IPRM-BRCL1006-A
size: A
live: 7" x 9.5"
trim: 7.875" x 10.5"
bleed: 8.75" x 11.25"
gutter: None
laser output at: None

link names: ip_tag_2c_bk_rev_cmyk_r.eps (50.95%, 21.38%), IBIM_Barclays_InterimBadge_100C.ai (91.68%)

McCANNWorldgroup

inks: CMYK
fonts: Minion Pro (Regular), Expert Sans (Regular, Extra Bold, Black, Bold), Trade Gothic (Bold, Medium)
notes: The Economist, Bloomberg Markets, AR